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EXHIBIT 99.1

AMYLIN PHARMACEUTICALS, INC.
ANNOUNCES PRICING OF CONVERTIBLE SENIOR NOTES

        SAN DIEGO, Calif., June 18, 2003 - Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) announced today the pricing of a private placement of $150 million aggregate principal amount of 2.25% convertible senior notes due 2008. The offering is being made pursuant to an exemption from registration under the Securities Act of 1933, as amended. The private placement is expected to close on June 23, 2003, subject to customary closing conditions.

        The notes will be initially convertible at the option of the holder into Amylin common stock at a conversion price of $32.55 per share, subject to adjustment in certain circumstances. The initial conversion price represents a 33% premium over the closing bid price of Amylin common stock on June 17, 2003, which was $24.47 per share. Amylin has also granted the initial purchasers of the notes an option to purchase up to an additional $25 million in aggregate principal amount of the notes.

        Amylin intends to use the net proceeds of this offering for research and development, the planned commercialization of SYMLIN® pending regulatory approvals, and general corporate purposes, including the potential repayment of all or a portion of its outstanding indebtedness to Johnson & Johnson. Amylin may also use a portion of the net proceeds to acquire or invest in complementary businesses, products and technologies, although it currently has not entered into any agreement relating to any such transaction.

        This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering is being made within the United States only to qualified institutional buyers. The convertible senior notes being offered have not been registered under the United States or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

        The statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and may involve a number of risks and uncertainties. For example, the completion of the offering is subject to the satisfaction of various closing conditions and, if the offering is completed, Amylin may not use the net proceeds for some of the purposes described above.

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AMYLIN PHARMACEUTICALS, INC. ANNOUNCES PRICING OF CONVERTIBLE SENIOR NOTES